Exhibit 99.2

SALEM COMMUNICATIONS INTENDS TO OFFER

$300 MILLION OF SENIOR SECURED SECOND LIEN NOTES DUE 2016

CAMARILLO, CA November 16, 2009 — Salem Communications Corporation (“Salem”) (Nasdaq: SALM), announced today that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of Senior Secured Second Lien Notes due 2016 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and outside the United States in compliance with Regulation S under the Act. Salem intends to use the net proceeds from such offering, together with borrowings under a new $30 million senior secured credit facility to be entered into at the time of the closing of the offering and up to approximately $27 million of cash on hand, to repay its existing credit facilities and its 7 3/4% Senior Subordinated Notes due 2010.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the new notes. The new notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Salem Communications Corporation cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the offering of the new notes, including the contemplated size of such offering and any possible completion of such offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.